EXHIBIT 10.14

RICHARD A. BOONE

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of the 16th day of April, 2008 (the “Effective Date”), by and among (i) Rhino GP, LLC, a Delaware limited liability company (the “Company”), (iii) Rhino Energy LLC, a Delaware limited liability company, (“Rhino”) and (iii) Richard A. Boone (“Executive”).

Recitals:

Executive is currently employed by Rhino pursuant to an Amended and Restated Employment Agreement dated September 21, 2006 (the “Prior Agreement”).  The Company is the general partner of Rhino Resource Partners, L.P. (the “Partnership”) and Rhino and the Company seek to continue the Executive’s employment with Rhino until the completion of a public offering of units in the Partnership (the “Offering”) and thereafter to transfer the Executive’s employment from Rhino to the Company such that upon the completion of the Offering the Executive will serve as an employee of the Company.  For purposes of this Agreement, the term “Employer” shall mean the entity (Rhino or Company) employing Executive at the applicable time.

The Company and Rhino desire to enter into this Agreement in order to amend and restate the terms of Executive’s employment.  Executive desires to enter into this Agreement, and to accept employment by Employer on the terms hereinafter set forth in this Agreement.

Agreement:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           Term of Employment.  Unless terminated earlier in accordance with the provisions of Section 7, Executive’s employment under this Agreement shall be effective for a term commencing on the Effective Date and ending on May 31, 2011 (the “Employment Term”).  From the Effective Date until the closing of the Offering, should it occur, Executive shall be employed by Rhino.  Upon the closing of the Offering, Executive shall become an employee of the Company; provided, however, that any obligations or references specifically applicable to Rhino (as opposed to Employer) shall remain in effect.

2.           Position and Duties.  As of the Effective Date, Executive shall serve as the Chief Financial Officer of the Company and Rhino.  In such positions, Executive shall report directly to the CEO of Rhino and, upon the completion of the Offering, to the CEO of the Company. Executive shall have the customary authority, responsibilities and duties of such position(s), subject to the direction and

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definition of such authority, responsibilities, and duties from time to time by Employer.  During the Employment Term, Executive will devote all of his business time and efforts to the performance of his duties hereunder.  Executive shall be subject to all of the employment and personnel policies and procedures in effect from time to time and applicable to executive employees of Employer.  Executive’s regular place of employment during the Employment Term shall be at Employer’s executive offices in Lexington, Fayette County, Kentucky, and Executive shall engage in such travel as may be reasonably required in connection with the performance of his duties hereunder.

3.           Base Salary.  The Employer shall pay Executive a base salary (the “Base Salary”) at the annual rate of $228,000 per year, subject to annual review for possible increase, payable in regular installments in accordance with the usual executive payroll practices of Employer.

4.           Incentive Compensation.  Executive shall be permitted to participate in any annual or long-term, cash or equity based, incentive plan or other similar arrangements of the Employer, as they may exist from time-to-time, for which Executive is eligible pursuant to the terms of such plan or arrangement, provided that the specific grant to Executive under any such plan or arrangement shall be in Employer’s sole discretion.

5.           Discretionary Bonus.  The Employer may consider and approve in its sole discretion an annual performance-based discretionary bonus (“Discretionary Bonus”) for Executive of up to forty percent (40%) of Executive’s Base Salary.  The Discretionary Bonus will be calculated on a full calendar year basis for 2008, 2009 and 2010.  The Discretionary Bonus for the period January 1, 2011 through the end of the Employment Term will be pro-rated for the partial year.

6.           Other Benefits.

(a)  Retirement Benefits.  During the Employment Term, Executive shall be provided with the opportunity to participate in the Employer’s qualified 401(k) profit sharing plan and non-qualified deferred compensation plan (if any), as they may exist from time to time, in each case, in accordance with the terms of such plans.

(b)  Welfare Benefits; Vacation.  During the Employment Term, Executive shall be provided with the opportunity to participate in the Employer’s medical plan and other employee welfare benefits on a comparable basis as such benefits are generally provided by the Employer from time to time to Employer’s other executives, in each case, in accordance with the terms of such plans; provided, however the premiums for all such plans shall be paid by the Employer.  Executive shall be entitled to three (3) weeks of paid vacation each year during the Employment Term.

(c)  Indemnification.  Employer shall indemnify and hold harmless Executive from and against any loss, cost, damage, expense, or liability incurred by Executive for any action taken by Executive in the scope of Executive’s employment for the Employer, provided such action (i) is within the scope, duties, and authority of Executive, (ii) is not in willful violation of any law, regulation, or code of conduct adopted by the Employer, and (iii) does not constitute gross negligence or intentional misconduct by Executive.  The obligations of Employer under this Section 6(c) shall survive the termination of this Agreement.

(d)  Reimbursement of Business Expenses.  During the Employment Term, all reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Employer upon receipt of documentation of such expenses in a form reasonably acceptable to the Employer, and otherwise in accordance with the Employer’s expense reimbursement policies.

(e)  Vehicle. Employer shall provide Executive with the use of a vehicle suitable for the intended duties of the Executive.

(f)  Benefits.  To the extent the Company does not have employee benefits or benefit plans called for or referred to under this Agreement, and such benefits are available to employees of Rhino, at the election of the Company, (i) to the extent legally permitted, Executive shall have the  right to participate in any employee benefits or benefit plans maintained by Rhino to the extent he would have been entitled as an employee of Rhino, or (ii) the Company shall (x) provide Executive with reasonably equivalent benefits or (y) pay Executive the average cost per employee that Rhino pays to enable Rhino’s employees to participate in such plans.

7.           Termination.  Notwithstanding any other provision of this Agreement:

(a)  For Cause by the Employer or Voluntary Resignation by Executive Without Good Reason.  If Executive is terminated by Employer for Cause (as defined in Section 12(d)) or if Executive voluntarily resigns without Good Reason (as defined in Section 12(j)), Executive shall be entitled to receive as soon as reasonably practicable after his date of termination or such earlier time as may be required by applicable statute or regulation: (i) any earned but unpaid Base Salary through the date of termination; (ii) payment in respect of any vacation days accrued but unused through the date of termination; and (iii) reimbursement for all business expenses properly incurred in accordance with Employer’s policy prior to the date of termination and not yet reimbursed by the Employer (the aggregate benefits payable pursuant to clauses (i), (ii), and (iii) hereafter referred to as the “Accrued Obligations”); and except as provided herein Executive shall have no further rights to any compensation (including any Base Salary or bonus, if any) or any other benefits under this Agreement.

(b)  Without Cause by the Company or Voluntary Resignation by Executive for Good Reason.  If Executive is terminated by the Employer other than for Cause, Disability (as defined in Section 12(g)) or death, or if Executive voluntarily resigns for Good Reason, Executive shall receive:  (i) the Accrued Obligations; and (ii) subject to Section 7(f), Base Salary for a period of twelve (12) months from the termination of employment, payable in a lump sum within thirty (30) days of the date of termination.  Except as provided herein, Executive shall have no further rights to any compensation (including any Base Salary or bonus, if any) or any other benefits under this Agreement.

(c)  Death.  Following termination of employment for death, Executive’s estate shall be entitled to receive the Accrued Obligations as well a pro-rated annual discretionary bonus as awarded by Employer.  Except as provided herein, Executive’s estate shall have no further rights to any other compensation or any other benefits under this Agreement.

(d)  Disability.  Following termination of employment for Disability, Executive shall be entitled to receive the Accrued Obligations.  Except as provided herein, Executive shall have no further rights to any compensation (including any Base Salary) or any other benefits under this Agreement.

(e)  Accrued & Vested Benefits.  Upon any termination of Executive’s employment, whether by Executive or Employer, Executive shall be entitled, in addition to any other benefits that may be payable hereunder, to all benefits accrued and vested as of the date of such termination, due to Executive under any plan, policy or practice of Employer (such as, for example, accrued health benefits or reimbursements) (collectively, “Accrued and Vested Benefits”).

(f)  Release Etc.  Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments to which Executive is entitled under this Section 7 which are described as being subject to this Section 7(f) are conditioned upon and subject to (i) Executive’s execution of an agreement in such reasonable and customary form as shall be prepared by the Employer reaffirming Executive’s obligations under Section 8 hereof, and (ii) Executive’s execution of, and not having revoked within any applicable revocation period, a general release and waiver, in such reasonable and customary form as shall be prepared by the Employer, of all claims Executive may have against the Employer and its directors, officers, subsidiaries and affiliates, except as to (x) matters covered by provisions of this Agreement that expressly survive the termination of this Agreement or are covered by the grant referred to in Section 9 hereof, and (y) any Accrued and Vested Benefits to which Executive may be entitled.

(g)  Resignation.  Upon Executive’s termination of employment for any reason, Executive shall be deemed to have immediately resigned from all offices with the Employer and any of the Employer’s subsidiaries or affiliates and shall, immediately upon the request of the Employer, confirm such resignations in writing.

8.           Covenants.

(a)  Confidentiality.  Executive agrees that Executive will not at any time during Executive’s employment with the Employer or thereafter, except in performance of Executive’s duties for and obligations to the Employer hereunder, use or disclose, either directly or indirectly, any Confidential Information (as hereinafter defined) of the Employer or its subsidiaries or affiliates that Executive may learn by reason of his association with the Employer.  The term “Confidential Information” shall mean any past, present, or future confidential or sensitive plans, programs, documents, agreements, internal management reports, financial information, or other material relating to the business, strategies, services, or activities of the Employer, including, without limitation, information with respect to the Employer’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, including leases, regulatory status, compensation paid to employees, or other terms of employment, and trade secrets, market reports, customer investigations, customer lists, and other similar information that is proprietary information of the Employer or its subsidiaries or affiliates; provided, however, the term “Confidential Information” shall not include any of the above forms of information which has become public knowledge, unless such Confidential Information became public knowledge due to an act or acts by Executive or his representative(s) in violation of this Agreement.  Notwithstanding the foregoing, Executive may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Employer or its subsidiaries or affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by any such court or other government agency, administrative body, or legislative body to disclose any Confidential Information, Executive shall (i) promptly notify the Employer of such order, (ii) at the reasonable written request of the Employer, diligently contest such order at the sole expense of the Employer as expenses occur or at the election of Employer, cooperate with Employer’s effort to contest such order, and (iii) at the reasonable written request of the Employer, seek to obtain, at the sole expense of the Employer, such confidential treatment as may be available under applicable laws for any information disclosed under such order or at the election of Employer, cooperate with Employer’s effort to obtain such confidential treatment.

(b)  Non-Compete.  During the Employment Term and for one (1) year immediately following a termination of employment for any reason, Executive shall not, without the prior written consent of the Employer, participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control) any business for an individual or entity whose principal business involves coal mining or coal marketing in the following regions: Central Appalachia, Northern Appalachia, Illinois Basin, Western Colorado, and any other region in which the Employer or any of the Employer’s subsidiaries conduct business.

(c)  Non-Solicitation.  During the Employment Term and for two (2) years immediately following a termination of Employment for any reason, Executive shall not, without the prior written consent of the Employer, solicit or induce any then-existing employee of the Employer or any of its subsidiaries or affiliates to leave employment with the Employer or any of its subsidiaries or affiliates, or contact any then-existing customer or vendor under contract with the Employer or any of its affiliates or subsidiaries for the purpose of obtaining business similar to that engaged in, or received (as appropriate), by the Employer or any of its affiliates or subsidiaries.

(d)  Cooperation.  Executive agrees that during the Employment Term or following a termination of employment for any reason, Executive shall, upon reasonable advance notice, assist and cooperate with the Employer with regard to any investigation or litigation related to a matter or project in which Executive was involved during Executive’s employment.  The Employer shall reimburse Executive for all reasonable and necessary expenses related to Executive’s services under this Section 8(d) (i.e., travel, lodging, meals, telephone, overnight courier) within ten (10) business days of Executive submitting to the Employer appropriate receipts and expense statements.

(e)  Survivability.  The duties and obligations of Executive pursuant to this Section 8 shall survive the termination of this Agreement and Executive’s termination of employment for any reason.

(f)  Remedies.  Executive acknowledges that the protections of the Employer set forth in this Section 8 are fair and reasonable, and that any violation of such protections would cause serious and irreparable harm and damage to the Employer and its subsidiaries and affiliates.  Executive agrees that remedies at law for a breach or threatened breach of the provisions of this Section 8 would be inadequate and, therefore, the Employer shall be entitled, in addition to any other available remedies (including money damages), without posting a bond, to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may be then available.

(g)  Limitation.  The terms of this Section 8 are intended to limit disclosure and competition by the Executive to the maximum extent permitted by law.  If the duration, scope, or nature of any limitation or restriction imposed by any provision of this Section 8 is finally determined by any court or tribunal of competent jurisdiction to be in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable.  Executive hereby acknowledges that this Section 8 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

9.           Offering Incentives.  By a grant separate from this document, the Employer shall grant to Executive certain units in Rhino Resource Partners, L.P. upon, and subject to, the closing of the Offering on terms (including, without limitation, vesting) acceptable to the Company in its sole discretion within the Employment Term.  The terms of such grant shall be determined by the Company, but shall have a value of $500,000 upon the closing of the Offering, based upon the issuance price of stock or units in such Offering.  In addition to the foregoing, in the event an Offering is completed within the Employment Term, the Employer shall pay to the Executive a one-time cash bonus of $100,000.  Nothing herein shall require the Company to complete any Offering.  The term “Offering” as used herein shall mean any sale of equity or convertible securities to the public, whether units in Rhino Resource Partners, L.P. or Rhino Energy LLC, or stock in another entity which succeeds to the business of or acquires Rhino Energy LLC.

10.         Representations of Executive.  Executive hereby represents to the Employer that Executive has full lawful right to enter into this Agreement and carry out Executive’s duties hereunder, and that performance of Executive’s obligations hereunder will not constitute a breach of or default under any employment, confidentiality, non-competition or other agreement.  Executive further represents to the Employer that Executive is not listed in the Office of Surface Mining’s Applicant Violator System database.  Executive shall provide prompt notice to the Employer of Executive’s first employment subsequent to a termination of employment.

11.         Miscellaneous.

(a)  Satisfaction of Obligations Under Prior Agreement; Term Bonus.  Company, Rhino and Executive hereby acknowledge that this Agreement amends, restates and supersedes the Prior Agreement.

(b)  [Intentionally Omitted]

(c)  Governing Law.  This Agreement will be governed by, and interpreted in accordance with, the laws of the Commonwealth of Kentucky applicable to agreements made and to be wholly performed within the Commonwealth of Kentucky, without regard to the conflict of laws provisions of any jurisdiction which would cause the application of any law other than that of the Commonwealth of Kentucky.  Executive hereby consents to the jurisdiction of the state and federal courts of the Commonwealth of Kentucky, including the Fayette Circuit Court, and hereby waives any objection to venue of any action brought in such courts.

(d)  Entire Agreement; Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Employer.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth or referred to herein.  This Agreement may not be altered, modified, or amended, nor may any of its provisions be waived, except by written instrument signed by the parties hereto which states that it is intended to alter, modify or amend this agreement or waive a right hereunder.  Sections 7 and 8 hereof shall survive the termination of Executive’s employment with the Employer, except as otherwise specifically stated therein.

(e)  Neutral Interpretation.  This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement of this Agreement shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship of the Agreement.   Each party has been provided ample time and opportunity to review and negotiate the terms of this Agreement and consult with legal counsel regarding the Agreement.

(f)  No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(g)  Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(h)  Successors.

(i)            This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii)           This Agreement shall inure to the benefit of and be binding upon Rhino, the Company and their successors and assigns.  The Company, or Rhino, as applicable, shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its business and/or assets, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.  Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company or Rhino and such successor shall be deemed the “Employer” for purposes of this Agreement.  Notwithstanding anything to the contrary contained herein, the Executive shall have the right to terminate this Agreement if Employer’s assets or membership units are sold to an entity that is not a subsidiary or an affiliate of the Employer.  Such a sale shall include a merger, consolidation, sale of assets or membership units or other corporate reorganization; however it shall not include a change in ownership as a result of a public offering.  Such a termination by Executive shall not be deemed a termination for “Good Reason” as herein defined, under which Executive would be entitled to the severance payment set out in Section 7 (b) (ii) above.

(i)  Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to the Company or Rhino, to:

Rhino GP, LLC

3120 Wall Street

Suite 310

Lexington, Kentucky 40513

Attn:  Nicholas R. Glancy

cc:

Rhino GP, LLC

411 W. Putnam Ave.

Greenwich, CT 06830

Attn:  Arthur Amron

If to Executive, to such address as shall most currently appear on the records of the Employer.

(j)  Withholding.  The Employer may withhold from any amounts payable under this Agreement such Taxes (as defined in Section 12(k)) as may be required to be withheld pursuant to any applicable law or regulation.

(k)  Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(l)  Code Section 409A.  It is intended that any amounts payable under this Agreement and the Employer’s and Executive’s exercise of authority or discretion hereunder shall comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Code Section 409A.  To the extent any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, the Agreement shall be modified to avoid such additional tax.

(m)  Confidential Terms.  Executive agrees to maintain as confidential the terms and conditions of this Agreement, provided however Executive may disclose the terms of this Agreement to his legal counsel, and accountant or tax preparer, or as may be otherwise required by law.

(n)  Waiver of Jury Trial.  The parties hereby voluntarily and irrevocably waive the right to a trial by jury with regard to any action arising under or in connection with this agreement or the employment of the Executive by the Employer.

12.         Definitions.

(a)  Accrued Obligations.  “Accrued Obligations” has the meaning set forth in Section 7(a).

(b)  Base Salary.   “Base Salary” has the meaning set forth in Section 3.

(c)  Board.  “Board” means the Board of Directors of the Company.

(d)  Cause.  “Cause” for termination by the Employer of Executive’s employment with the Employer means any of the following:

(i)            the failure of Executive to perform substantially his duties (other than any such failure resulting from incapacity due to disability), within ten days after written notice from the Employer;

(ii)           Executive’s conviction of, or plea of guilty or no contest to (A) a felony or (B) a misdemeanor involving dishonesty or moral turpitude; or

(iii)          Executive engaging in any illegal conduct, gross misconduct, or other material breach of this Agreement which is materially and demonstrably injurious to the business or reputation of the Employer; or

(iv)          Executive engaging in any act of dishonesty or fraud involving Employer or any subsidiary or affiliate of Employer.

(e)  Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)  Company.   “Company” means Rhino GP, LLC, a Delaware limited liability company.

(g)  Disability.   “Disability” means the inability of Executive to perform his normal duties as a result of any physical or mental injury or ailment for (i) any consecutive forty five (45) day period or (ii) any ninety (90) days (whether or not consecutive) during any three hundred sixty five (365) calendar day period.

(h)  Employment Term.   “Employment Term” has the meaning set forth in Section 1.

(i)  Executive.   “Executive” means Richard A. Boone.

(j)  Good Reason.  “Good Reason” for termination by Executive of Executive’s employment means the occurrence (without Executive’s express written consent) of any one of the following acts by the Employer or failures by Employer to act:

(i)            the assignment to Executive of any duties inconsistent in any material respect with those of the office to which Executive is assigned pursuant to Section 2 hereof (including status, office, title and reporting requirements), or any other diminution in any material respect in such position, authority, duties or responsibilities unless agreed to by Executive;

(ii)           a reduction in Base Salary;

(iii)          a reduction in Executive’s welfare benefits plans, qualified retirement plan, or paid time off benefit, other than a reduction as a result of a general change in any such plan; or

(iv)          any purported termination of Executive’s employment under this Agreement by the Employer other than for Cause, death or Disability.

Prior to Executive’s right to terminate this Agreement, he shall give written notice to the Employer of his intention to terminate his employment on account of Good Reason.  Such notice shall state in detail the particular act or acts of the failure or failures to act that constitute the grounds on which Executive’s Good Reason termination is based and such notice shall be given within six (6) months of the occurrence of the act or acts or the failure or failures to act which constitute the grounds for Good Reason.  The Employer shall have thirty (30) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible and reasonable.

(k)  Taxes.  “Taxes” mean the incremental United States federal, state and local income, excise and other taxes payable by Executive with respect to any applicable item of income.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the dates written below.

EXECUTIVE:

/s/ Richard A. Boone
Richard A. Boone

Date signed:	April 16, 2008

RHINO GP, LLC

By:	/s/ Nicholas Glancy

Name:	Nicholas Glancy

Title:	CEO

Date signed:	April 16, 2008

RHINO ENERGY LLC

By:	/s/ Nicholas Glancy

Name:	Nicholas Glancy

Title:	CEO

Date signed:	April 16, 2008